UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 26, 2017

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Mastenmakersweg 1

1786 PB Den Helder, The Netherlands

(Address of principal executive offices)

+31 (0)22 367 0000

Ph11

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2017, Frank’s International N.V. (the “Company”) announced the appointment by the board of managing directors (the “Management Board”) and the board of supervisory directors (the “Supervisory Board”) of Michael C. Kearney to serve as President and Chief Executive Officer, succeeding Douglas G. Stephens, effective September 26, 2017 (the “Effective Date”). Mr. Kearney will also continue to serve as Chairman of the Supervisory Board.

Mr. Kearney, age 68, has served as a member of the Supervisory Board since 2013 and has over 25 years of upstream energy executive and Board experience, principally in the oil services sector. Mr. Kearney was appointed to the Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 31, 2015, when he was named Chairman. In addition, he has served on the Audit Committee since 2013 and the Compensation Committee from 2014 until 2016.

Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oil service company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September 2009 until June 2013, and had served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President—Administration of Hydril Company.

In addition to his executive experience, Mr. Kearney’s oil service experience extends to serving on the Board of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and currently serving on the Board and Audit Committee of Fairmount Santrol since 2015. Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston.

Pursuant to an offer letter agreement between Mr. Kearney and the Company (the “Offer Letter”), Mr. Kearney will be paid an annual base salary of $750,000 and will be eligible for an annual incentive bonus based on performance criteria determined by the Supervisory Board or a committee thereof with an expected target bonus opportunity equal to 100% of his base salary. For 2017, any annual incentive bonus will be pro-rated to reflect the length of time between the Effective Date and December 31, 2017. Mr. Kearney will be eligible to receive, pursuant to the Company’s long-term incentive plan, annual grants of equity-based incentive awards equal to 350% of his annual base salary. For the annual grants made in 2018, the grant made to Mr. Kearney will be pro-rated to reflect the length of time between the Effective Date and the grant date of such award. In addition, Mr. Kearney will receive an initial grant of restricted stock units with a grant date value of $2,625,000 (the “Initial Grant”). One-half of the Initial Grant will be time-based and vest 1/3 per year on each of the first, second, and third anniversaries of the grant date, and one-half will be performance-based and vest following the end of a 3-year performance period, based on the Company’s achievement of specified performance metrics throughout the performance period, in both cases subject to continuous employment through the applicable vesting date.

The Offer Letter provides that Mr. Kearney will be eligible to participate in the Company’s benefit plans and programs generally available to the Company’s senior executives, except that in lieu of participation in the Company’s Executive Change in Control Severance Plan, the Offer Letter provides that should Mr. Kearney’s employment with the Company be terminated by the Company without Cause or by him for Good Reason (both terms as defined in the Offer Letter) on or within 24 months following a Change in Control (as such term is defined in the Company’s long-term incentive plan), Mr. Kearney will be entitled to (1) a lump sum cash severance payment equal to (a) 1.0x his then-current annual base salary if such termination occurs prior to the first anniversary of the Effective Date, or (b) 0.5x his then-current salary if such termination occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, and (2) 18 months of continued coverage under the Company’s group health plan on the same basis as similarly situated active employees. If Mr. Kearney’s employment is involuntarily terminated by the Company without Cause or by him for Good Reason at any time, he will also be entitled to a pro-rated annual bonus payment for the year of his termination based on the target bonus amount, but pro-rated to reflect his period of service during the year. These severance benefits are subject to the executive’s timely execution and non-revocation of a waiver and release of claims against the Company and its affiliates and related parties. In connection with his employment, Mr. Kearney will be expected to agree to certain restrictive covenants generally applicable to other executive officers of the Company, including non-competition and non-solicitation provisions and customary non-disclosure and confidentiality provisions. He will also enter into an indemnification agreement for his service as an officer, consistent with the form of indemnity agreement entered into by other executive officers and directors of the Company, as previously disclosed by the Company. The Offer Letter also provides for reimbursement of up to $10,000 in attorney fees incurred by Mr. Kearney in the negotiation of his Offer Letter.

The foregoing description of the Offer Letter is qualified by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

There are no other understandings or arrangements between Mr. Kearney and any other person pursuant to which Mr. Kearney was selected to serve as principal executive officer. Mr. Kearney does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Stephens’s separation from the Company, he was offered the option to choose whether to receive (i) payments and benefits pursuant to a Separation Agreement entered into following his separation from service (“Option A”); or (ii) the compensation and benefits due to him pursuant to the terms of various previously-existing agreements and understandings and a special vesting agreement (“Option B”). Under Option A, Mr. Stephens and the Company would enter into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Stephens would be entitled to certain severance payments and benefits that are contingent on his execution and non-revocation of certain releases, which waive and release claims against the Company and related parties for any liability relating to his employment, and his compliance with certain restrictive covenants, including customary confidentiality provisions and non-competition and non-solicitation restrictions. Such payments and benefits under Option A include the following: (i) a lump-sum cash payment equal to $651,000, which represents an amount equal to (A) six (6) months of Mr. Stephens’s annual base salary, plus (B) a prorated bonus of $326,000 relating to Mr. Stephens’s short-term incentive award for 2017; (ii) accelerated vesting of one-third of Mr. Stephens’s outstanding equity awards under the Company’s long-term incentive plan (with vesting of performance-based awards applied to target performance thereunder), with the remaining two-thirds of such outstanding equity awards being forfeited to the Company without consideration; (iii) outplacement benefits during the twelve months following the Effective Date, provided that the total cost of such outplacement benefits will not exceed $15,000; and (iv) for up to 18 months following his separation, continued health coverage and reimbursement of premium costs under the Company’s group health plan to effectuate the same premium rate paid by active senior executive employees of the Company.    Under Option B, Mr. Stephens would be entitled to continued vesting of his outstanding equity awards under the Company’s long-term incentive plan pursuant to the terms of such awards and the terms of the special vesting agreement, provided Mr. Stephens satisfies certain restrictive covenants throughout the vesting period.

The foregoing description of Option A, if selected by Mr. Stephens, is qualified by reference to the full text of the Separation Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 to the extent such agreement is executed between the parties and such filing is required by applicable law.    The foregoing description of Option B is qualified by reference to the full text of the previously-filed award agreements evidencing the outstanding equity awards.

Item 7.01	Regulation FD Disclosure.

On September 27, 2017, the Company issued a press release announcing the leadership transition described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of the Exhibits

99.1	Press Release dated September 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: September 27, 2017	By:	/s/ Alejandro Cestero
		Name:	Alejandro Cestero
		Title:	Vice President, General Counsel and Secretary